Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Ben Burnham, Vice President
(773) 599-3745, bburnham@dennardlascar.com
Susser Petroleum Partners LP Reports Third Quarter 2013 Results
•Declares 3.5% Increase in Quarterly Distribution
•8.8% Increase in Gallons Sold
HOUSTON, November 6, 2013 - Susser Petroleum Partners LP (NYSE: SUSP), a wholesale distributor of motor fuels, today reported financial and operating results for its 2013 third quarter, representing the three months ended September 30, 2013.
Net income for the quarter was $9.6 million, or $0.43 per diluted unit. Adjusted EBITDA(1) totaled $13.8 million, and distributable cash flow(1) was $12.7 million. Total revenue for the quarter was $1,163.7 million.
“As a result of another solid quarter of growth in distributable cash flow, we’re pleased to announce our second consecutive distribution increase,” said Sam L. Susser, Chairman of the Board of Directors of the general partner of SUSP. “Fuel volumes remain strong, and we added 10 new Stripes® convenience store locations to our real estate portfolio through purchase leaseback transactions. SUSP now owns 30 Stripes stores. The Gainesville Fuel business was contributed to SUSP on September 6, and the integration of that business is off to a very good start.”
The discussion and analysis below compares actual results for the three- and nine-month periods ended September 30, 2013 to pro forma results for the comparable periods in 2012. The pro forma results reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2012. Please refer to the section below titled, “Factors Affecting Comparability and Explanation of Pro Forma Results” for additional information.

Third Quarter 2013 Compared to Pro Forma Third Quarter 2012
Revenue for the third quarter of 2013 totaled $1,163.7 million, a 4.6 percent increase compared to $1,112.9 million (pro forma) in the comparable period of 2012. The increase was driven by an 8.8 percent increase in gallons sold, partially offset by a decline in the selling price per gallon. In the third quarter, 66.7 percent of revenues were generated from motor fuel sales to affiliates, 33.0 percent were from motor fuel sales to other third parties, and 0.3 percent came from rental and other income. Third quarter results reflect the contribution of the Gainesville Fuel business to SUSP from SUSS on September 6.
Gross profit for the quarter totaled $18.4 million, a 26.0 percent increase compared to pro forma gross profit of $14.6 million in the third quarter of 2012. On a weighted average basis, fuel margin for all gallons sold increased to 3.7 cents per gallon in the third quarter of 2013 compared to a pro forma 3.6 cents per gallon in the prior-year period.
Affiliate customers as of September 30, 2013 included 576 Stripes convenience stores operated by our parent company, Susser Holdings Corporation (NYSE: SUSS), as well as approximately 90 independently operated convenience stores through which SUSS sells fuel through consignment arrangements. Motor fuel gallons sold to affiliates during the third quarter increased 8.5 percent versus the prior-year period to 268.6 million gallons. Gross profit on these gallons totaled $8.1 million, or 3.0 cents per gallon, versus a pro forma $7.4 million, or 3.0 cents per gallon, in the comparable three-month period last year.
Third-party customers of SUSP included approximately 490 independent dealers under long-term fuel supply agreements, approximately 10 independently operated consignment locations and approximately 1,850 other commercial customers as of September 30, 2013. Total sales of motor fuel to third parties increased year-over-year by 9.3 percent for the quarter, to 131.0 million gallons. Gross profit on these gallons was $6.8 million, or 5.2 cents per gallon, compared to $5.6 million, or 4.7 cents per gallon, in the prior-year period on a pro forma basis.

YTD 2013 Compared to Pro Forma YTD 2012
Revenue for the first nine months of 2013 totaled $3,363.0 million, a 2.6 percent increase compared to pro forma revenue of $3,277.0 million in the first nine months of 2012. Gross profit for the period totaled $50.9 million, a 20.8 percent increase compared to pro forma gross profit of $42.2 million in the prior-year period. Total sales of motor fuel to affiliates increased year-over-year by 7.4 percent to 783.7 million gallons, and sales to third parties increased by 3.7 percent to 371.7 million gallons. On a weighted average basis, fuel margin for all gallons sold increased to 3.6 cents per gallon in the first nine months of 2013 from 3.5 cents per gallon pro forma in the comparable period of 2012.
Capital Spending and Financing
SUSP completed purchase and leaseback transactions for 10 Stripes convenience stores during the third quarter for $39.5 million. No additional purchase and leaseback transactions have been completed so far in the fourth quarter. Since its initial public offering in September 2012, SUSP has completed the purchase and leaseback of 30 Stripes stores for a cumulative cost of $121.0 million, including post-completion true-up.
Including the Stripes store purchases, SUSP's gross capital expenditures for the third quarter were $43.9 million, which included $0.2 million for maintenance capital. At September 30, SUSP had borrowings against its revolving line of credit of $142.8 million and other long-term debt of $41.9 million, a portion of which was collateralized by $37.9 million of marketable securities.
2013 Guidance
SUSP's management team is adjusting the following previously issued guidance for 2013. Please refer to disclosures below regarding forward-looking statements.

	New FY 2013 Guidance	Previous FY 2013 Guidance	Nine Months 2013 Actual
Motor Fuel Gallons (billions) (a)	1.50 - 1.60	1.45 - 1.60	1.15
Fuel Margin (cents/gallon) (a)	3.5 - 3.7	3.4 - 3.6	3.6
New Stripes stores expected to be purchased by SUSP (b)	25 - 30	25 - 30	22
New Wholesale dealer and consignment sites (c)	32 - 40	28 - 40	24
Maintenance Capital Spending (millions)	$0.75 - $1.5	$1.0 - $3.0	$0.5
Expansion Capital Spending (millions) (d)	$115 - $135	$95 - $135	$101.3
(a)Includes affiliated and third-party gallons and fuel margin.
(b)Based on Susser Holdings Corporation guidance of 28 - 30 new Stripes stores to be built in 2013.
(c)Does not reflect existing wholesale consignment and dealer site closures, which are typically lower volume locations than new sites.
(d)Expansion capital includes Stripes store purchases. The Partnership does not provide guidance on potential acquisitions.

_______________________

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Key Operating Metrics” later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and reconciliation to net income for the periods presented.

Quarterly Distribution
SUSP announced today that the Board of Directors of its general partner has approved a quarterly distribution for the third quarter of 2013 of $0.4687 per unit. This amount corresponds to $1.87 per unit on an annualized basis and represents a 3.5 percent increase compared to the distribution for the previous quarter. This distribution is 7.1 percent above our minimum quarterly distribution. The total distribution amount of approximately $10.3 million is being paid from distributable cash flow of $12.7 million for the quarter and reflects a distribution coverage ratio of 1.2 times.
The distribution will be paid on November 29, 2013 to unitholders of record on November 19, 2013. Immediately prior to the distribution, there will be 21,951,578 units outstanding, including all of the Partnership's common and subordinated units.

Third Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss third quarter 2013 results for both Susser Petroleum Partners LP and Susser Holdings Corporation. To participate in the call, dial 480-629-9771 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Petroleum Partners' web site at www.susserpetroleumpartners.com and Susser Holdings' web site at www.susser.com under Events and Presentations. A telephone replay will be available through November 13 by calling 303-590-3030 and using the pass code 4645491#.

Factors Affecting Comparability and Explanation of Pro Forma Results
SUSP completed its initial public offering of common units representing limited partner interests on September 25, 2012. Reported results of operations for the three- and nine-month periods ending September 30, 2012 reflect the results of Susser Petroleum Company LLC, the Partnership's "Predecessor." Prior to September 25, 2012, the Predecessor did not charge intercompany gross profit on motor fuel sales to Susser Holdings' Stripes convenience stores. Additionally, not all of the wholesale operations of the Predecessor were contributed to SUSP, such as consignment location fuel sales and the fuel transportation assets and operations. As a result, actual operating results are not comparable on a period-to-period basis.
Selected supplemental pro forma information is being provided, which reflects certain SUSP results as if the current structure and contracts had been in place on January 1, 2012. The pro forma results show actual gallons sold but reflect revenues and gross margins as if the Partnership had completed its initial public offering and related transactions and had been operating as an independent entity under its current contractual arrangements with affiliates since January 1, 2012. Additional details regarding our pro forma adjustments are included in the attached tables. Management believes the pro forma presentation provides investors with a more relevant comparison to historical and future periods as opposed to actual results.

About Susser Petroleum Partners LP
Houston-based Susser Petroleum Partners LP is a publicly traded partnership formed by Susser Holdings Corporation to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes over 1.5 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements.” These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: Susser Holdings' business strategy, operations and conflicts of interest with us; our ability to renew or renegotiate our long-term distribution contracts with our customers; changes in the price of and demand for the motor fuel that we distribute; our dependence on two principal suppliers; competition in the wholesale motor fuel distribution industry; seasonal trends; increased costs; our ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; our reliance on SHC for transportation services;  and other unforeseen factors.  For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Partnership's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Susser Petroleum Partners' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Susser Petroleum Partners' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Financial statements follow

# # #

Pro Forma Results
The following presentation compares actual first nine months and third quarter 2013 results to the pro forma revenues and gross profit for SUSP in the first nine months and third quarter of 2012, had the transactions and contracts related to the IPO occurred as of January 1, 2012. Specifically, the following pro forma schedules give effect to:

•
the contribution by our Predecessor to us of substantially all of the assets and operations comprising its wholesale motor fuel distribution business (other than its motor fuel consignment business and transportation assets and substantially all of its accounts receivable and payable);

•	the contribution by SUSS and our Predecessor to us of certain convenience store properties;

•
our entry into a fuel distribution contract with SUSS, pursuant to which we receive (i) a fixed profit margin (averaging three cents) on the motor fuel distributed to SUSS for its Stripes convenience stores, instead of no margin historically reflected in our Predecessor financial statements and (ii) a fixed profit margin (averaging three cents) on all volumes sold to SUSS for its independently operated consignment locations, instead of the variable and higher margin received by our Predecessor under consignment contracts; and

•	our entry into the SUSS Transportation Contract and the elimination of revenues and costs associated with the transportation business that were included in our Predecessor's results of operations.

As used in the following table, “affiliates” refers to sales to SUSS for its Stripes convenience stores and independently operated consignment locations; “third-party” refers to sales to independently operated dealer supply locations and other commercial customers.

	Three Months Ended				Nine Months Ended
	September 30, 2012		September 30, 2013		September 30, 2012		September 30, 2013
	Pro Forma		Actual		Pro Forma		Actual
	(in thousands, except for gross profit per gallon)
Revenues:
Motor fuel sales to third parties	$369,354		$383,896		$1,094,098		$1,094,718
Motor fuel sales to affiliates	741,532		775,769		2,176,767		2,257,800
Rental income	837		2,820		2,517		6,725
Other income	1,162		1,231		3,610		3,737
Total revenue	1,112,885		1,163,716		3,276,992		3,362,980
Gross profit:
Motor fuel sales to third parties	5,639		6,791		15,676		18,666
Motor fuel sales to affiliates	7,439		8,112		21,896		23,464
Rental income	837		2,820		2,517		6,725
Other	693		680		2,071		2,060
Total gross profit	$14,608		$18,403		$42,160		$50,915
Operating Data:
Motor fuel gallons sold:
Third-party dealers and other commercial customers	119,785		130,959		358,311		371,732
Affiliates	247,578		268,565		729,447		783,715
Total gallons sold	367,363		399,524		1,087,758		1,155,447
Motor fuel gross profit (cents per gallon):
Third-party	4.7	¢	5.2	¢	4.4	¢	5.0	¢
Affiliated	3.0	¢	3.0	¢	3.0	¢	3.0	¢
Volume-weighted average for all gallons	3.6	¢	3.7	¢	3.5	¢	3.6	¢

Susser Petroleum Partners LP
Consolidated Statements of Operations
Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2012	September 30, 2013	September 30, 2012	September 30, 2013
	Predecessor		Predecessor
	(in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$458,817	$383,896	$1,364,361	$1,094,718
Motor fuel sales to affiliates	647,301	775,769	1,894,471	2,257,800
Rental income	1,359	2,820	4,078	6,725
Other income	2,140	1,231	5,871	3,737
Total revenues	1,109,617	1,163,716	3,268,781	3,362,980
Cost of sales:
Motor fuel cost of sales to third parties	449,486	377,105	1,336,351	1,076,052
Motor fuel cost of sales to affiliates	646,833	767,657	1,894,000	2,234,336
Other	470	551	1,539	1,677
Total cost of sales	1,096,789	1,145,313	3,231,890	3,312,065
Gross profit	12,828	18,403	36,891	50,915
Operating expenses:
General and administrative	3,035	4,329	8,836	11,877
Other operating	1,036	606	4,675	1,805
Rent	1,078	261	3,258	765
Loss on disposal of assets	194	112	229	206
Depreciation, amortization and accretion	2,016	2,432	5,793	6,090
Total operating expenses	7,359	7,740	22,791	20,743
Income from operations	5,469	10,663	14,100	30,172
Interest expense, net	(113)	(921)	(293)	(2,370)
Income before income taxes	5,356	9,742	13,807	27,802
Income tax expense	(1,739)	(145)	(4,813)	(298)
Net income and comprehensive income	$3,617	$9,597	$8,994	$27,504

Less: Predecessor income prior to initial public offering on September 25, 2012	3,043		8,420
Limited partners' interest in net income subsequent to initial public offering	$574		$574

Net income per limited partner unit:
Common - basic	$0.03	$0.44	$0.03	$1.26
Common - diluted	$0.03	$0.43	$0.03	$1.25
Subordinated (basic and diluted)	$0.03	$0.44	$0.03	$1.26
Weighted average limited partner units outstanding:
Common units - public	10,925,000	10,927,611	10,925,000	10,925,870
Common units - affiliated	14,436	36,060	14,436	21,644
Subordinated units - affiliated	10,939,436	10,939,436	10,939,436	10,939,436

Cash distribution per unit	$0.0285	$0.4687	$0.0285	$1.359

Susser Petroleum Partners LP
Consolidated Balance Sheets

	December 31, 2012	September 30, 2013
		(unaudited)
	(in thousands, except units)
Assets
Current assets:
Cash and cash equivalents	$6,752	$17,917
Accounts receivable, net of allowance for doubtful accounts of $103 at December 31, 2012, and $355 at September 30, 2013	33,008	63,127
Receivables from affiliates	59,543	36,431
Inventories, net	2,981	15,474
Other current assets	821	243
Total current assets	103,105	133,192
Property and equipment, net	68,173	169,300
Other assets:
Marketable securities	148,264	37,936
Goodwill	12,936	22,432
Intangible assets, net	23,131	22,344
Other noncurrent assets	191	182
Total assets	$355,800	$385,386
Liabilities and equity
Current liabilities:
Accounts payable	$88,884	$104,474
Accrued expenses and other current liabilities	1,101	13,355
Current maturities of long-term debt	24	525
Total current liabilities	90,009	118,354
Revolving line of credit	35,590	142,800
Long-term debt	149,241	41,422
Deferred tax liability, long-term portion	152	424
Other noncurrent liabilities	2,476	2,285
Total liabilities	277,468	305,285
Commitments and contingencies:
Partners' equity:
Limited partners:
Common unitholders - public (10,925,000 units issued and outstanding at December 31, 2012 and 10,932,834 units issued and outstanding at September 30, 2013)	210,462	210,360
Common unitholders - affiliated (14,436 units issued and outstanding at December 31, 2012 and 79,308 units issued and outstanding at September 30, 2013)	(175)	1,796
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding)	(131,955)	(132,055)
Total equity	78,332	80,101
Total liabilities and equity	$355,800	$385,386

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. Historical results include our Predecessor's results of operations. The following information is intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

	Three Months Ended				Nine Months Ended
	September 30, 2012 (1)		September 30, 2013		September 30, 2012 (1)		September 30, 2013
	Predecessor				Predecessor
	(in thousands, except for selling price and gross profit per gallon)
Revenues:
Motor fuel sales to third parties (1)	$458,817		$383,896		$1,364,361		$1,094,718
Motor fuel sales to affiliates (1)	647,301		775,769		1,894,471		2,257,800
Rental income	1,359		2,820		4,078		6,725
Other income	2,140		1,231		5,871		3,737
Total revenue	1,109,617		1,163,716		3,268,781		3,362,980
Gross profit:
Motor fuel gross profit to third parties (1)	9,331		6,791		28,010		18,666
Motor fuel gross profit to affiliates (1)	468		8,112		471		23,464
Rental income	1,359		2,820		4,078		6,725
Other	1,670		680		4,332		2,060
Total gross profit	12,828		18,403		36,891		50,915
Net income	$3,617		$9,597		$8,994		$27,504
Adjusted EBITDA (2)	$7,926		$13,753		$20,938		$37,819
Distributable cash flow (2)	$644		$12,693		$644		$35,032
Operating Data:
Total motor fuel gallons sold:
Third-party	147,848		130,959		442,995		371,732
Affiliated gallons	219,514		268,565		644,763		783,715
Average wholesale selling price per gallon	$3.01		$2.90		$3.00		$2.90
Motor fuel gross profit (cents per gallon) (1):
Third-party	6.3	¢	5.2	¢	6.3	¢	5.0	¢
Affiliated	0.2	¢	3.0	¢	0.1	¢	3.0	¢
Volume-weighted average for all gallons	2.7	¢	3.7	¢	2.6	¢	3.6	¢

(1)
For the historical periods presented, other than the six-day period from the completion of the Partnership's IPO September 25, 2012 through September 30, 2012, affiliated sales only include sales to Stripes® convenience stores, for which our Predecessor historically received no margin, and third-party motor fuel sales and gross profit cents per gallon include the motor fuel sold directly to independently operated consignment locations, as well as sales to third-party dealers and other commercial customers. Following our IPO on September 25, 2012, we sell fuel to SUSS for both Stripes® convenience stores and SUSS' independently operated consignment locations at a fixed profit margin of approximately three cents per gallon, and these sales are classified as affiliated sales.

(2)
We define EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash state franchise tax expense, maintenance capital expenditures, and other non-cash adjustments. Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

The following tables present a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

			Three Months Ended
	Susser Petroleum Company LLC Predecessor	Susser Petroleum Partners LP	September 30, 2012	September 30, 2013
	Through September 24, 2012	From September 25, 2012
	(in thousands)
Net income	$3,043	$574	$3,617	$9,597
Depreciation, amortization and accretion	1,958	58	2,016	2,432
Interest expense, net	89	24	113	921
Income tax expense	1,735	4	1,739	145
EBITDA	6,825	660	7,485	13,095
Non-cash stock based compensation (a)	241	6	247	546
Loss on disposal of assets	194	—	194	112
Adjusted EBITDA	$7,260	$666	$7,926	$13,753
Cash interest expense		18		825
State franchise tax expense (cash)		4		24
Maintenance capital expenditures		—		211
Distributable cash flow		$644		$12,693

			Nine Months Ended
	Susser Petroleum Company LLC Predecessor	Susser Petroleum Partners LP	September 30, 2012	September 30, 2013
	Through September 24, 2012	From September 25, 2012
	(in thousands)
Net income	$8,420	$574	$8,994	$27,504
Depreciation, amortization and accretion	5,735	58	5,793	6,090
Interest expense, net	269	24	293	2,370
Income tax expense	4,809	4	4,813	298
EBITDA	19,233	660	19,893	36,262
Non-cash stock based compensation (a)	810	6	816	1,351
Loss on disposal of assets	229	—	229	206
Adjusted EBITDA	$20,272	$666	$20,938	$37,819
Cash interest expense		18		2,084
State franchise tax expense (cash)		4		165
Maintenance capital expenditures		—		538
Distributable cash flow		$644		$35,032
(a) Predecessor allocation of non-cash stock based compensation through September 24, 2012 has been reclassified, and is being reflected in the above reconciliation tables.